Exhibit 10.29

DAWSON JAMES SECURITIES, INC.

925 South Federal Highway, Suite No. 600

Boca Raton, Florida 33432

September 28, 2009

Mr. Tom Chesterman

Senior Vice President and Chief Financial Officer

Bionovo, Inc.

5858 Horton Street, Suite 400

Emeryville, CA 94608

Re: Amendment of Engagement Letter

Dear Mr. Chesterman,

This letter amends the letter agreement between Bionovo, Inc. and Dawson James Securities, Inc. (“DJSI”) dated September 10, 2009, as amended September 23, 2009 (as amended, the “Engagement Letter”) as follows:

The exercise price of the transaction fee warrants is derived by dividing the price of the Units sold in the Registered Placement by ten because each Unit consists of ten shares of common stock (this amount is then multiplied by 125% to calculate the exercise price).

The number of transaction fee warrants issuable to DJSI shall be based on the proceeds from the sale of the Units sold in the Registered Placement (excluding the over-allotment option). Upon exercise of the warrants included in the Units sold in the Registered Placement, DJSI shall not be issued additional warrants nor shall the Company be obligated to pay DJSI any additional compensation.

The warrants issuable to DJSI shall have a term of five years from the date of closing the Registered Placement.

Except as set forth above, the Engagement Letter shall remain in full force and effect. If you agree with the above please sign below and return an executed copy of this letter to my attention.

Very truly yours,

DAWSON JAMES SECURITIES, INC.

/s/ Joseph E. Balagot
Joseph E. Balagot
Senior Managing Director

AGREED AND ACCEPTED:

BIONOVO, INC.

/s/ Tom Chesterman
Tom Chesterman
Senior Vice President and Chief Financial Officer